UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

MARCH 20, 2017
Date of Report (Date of earliest event reported)

MESA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 0-11740

COLORADO (State or other jurisdiction of incorporation)	84-0872291 (I.R.S. Employer Identification No.)

12100 WEST SIXTH AVENUE, LAKEWOOD, COLORADO (Address of principal executive offices)	80228 (Zip Code)

Registrant’s telephone number, including area code: (303) 987-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Mesa Laboratories, Inc. (the “Company” or “Mesa”) announced that effective March 20, 2017, Gary Owens, age 49 has been named Vice President and Chief Operating Officer of the Company. Mr. Owens was most recently with Danaher Corporation. Mr. Owens joined Danaher Corporation in 2006 as the Group Vice-President of Business Development for Danaher Industrial. From 2009-2012, Mr. Owens was Corporate Vice-President of Strategic Development for Danaher Corporation. From 2012 -2016, Mr. Owens served as Vice-President and General Manager of Beckman Coulter Life Sciences, a wholly owned subsidiary of Danaher Corporation. Beginning in 2016, Mr. Owens served as Corporate Vice-President of Strategic Development for Danaher Corporation and was seconded to Pall Corporation, a wholly owned subsidiary of Danaher Corporation as Commercial Integration Lead until his appointment to his current position with the Company.

Commencing on his employment date, Mr. Owens will be paid a base salary of $400,000 and will participate in the Company’s incentive plan with a maximum possible payout of $300,000. In addition to his cash compensation, Mr. Owens will be awarded 7,000 shares of Mesa restricted stock and 21,000 non-qualified stock options under the Company’s 2014 Stock Compensation Plan. Both the restricted shares and stock options will vest ratably over seven years and the stock options will have a life of eight years. As of the date of the Current Report on Form 8-K, neither Mr. Owens nor any of his immediate family members is a party, either directly or indirectly, to any transaction that would be required to be considered and disclosed as a related party transaction under Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: March 20, 2017		Mesa Laboratories, Inc.
( Registrant)

/s/ John J. Sullivan
	BY:	John J. Sullivan,
President and Chief Executive Officer